Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

Financial Institutions, Inc. Announces Increase
in Quarterly Cash Dividend

WARSAW, N.Y. – November 2, 2016 – Financial Institutions, Inc. (the “Company”) (NASDAQ: FISI) announced today that its Board of Directors has approved a quarterly cash dividend of $0.21 per outstanding common share, an increase of 5% from the previous level of $0.20. The Company also announced dividends of $0.75 per share on its Series A 3% preferred stock and $2.12 per share on its Series B-1 8.48% preferred stock. All dividends are payable January 3, 2017, to shareholders of record on December 12, 2016.

Martin K. Birmingham, President and Chief Executive Officer, stated, “We are pleased to announce the Board’s decision to increase the quarterly dividend to common shareholders. This decision was based on our strong operating performance and capital position, and reflects our commitment to the enhancement of total shareholder return.”

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank, Scott Danahy Naylon and Courier Capital. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of more than 50 offices and 60 ATMs throughout Western and Central New York State. Scott Danahy Naylon provides a broad range of insurance services to personal and business clients across 44 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

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For additional information contact:
Kevin B. Klotzbach	Shelly J. Doran
Executive VP, Chief Financial Officer & Treasurer	Director — Investor and External Relations
Phone: 585.786.1130	Phone: 585.627.1362
Email: KBKlotzbach@five-starbank.com	Email: SJDoran@five-starbank.com